Exhibit 99.1

Erie Indemnity Company Reports Strong Second Quarter 2007 Results;
President & CEO Jeffrey A. Ludrof to Leave the Company;
John J. Brinling Jr. Named Interim President & CEO;
Thomas B. Hagen Appointed Chairman of the Board

Erie, Pa., August 1, 2007 — Erie Indemnity Company (NASDAQ: ERIE) today announced strong financial results for the second quarter 2007. The Company also announced that Jeffrey A. Ludrof, president and chief executive officer, will be leaving the Company and the board of directors for personal reasons and that John J. Brinling Jr. will serve as interim president & CEO while the Board begins a search for a replacement for Mr. Ludrof. In addition, the Company announced that the board of directors has unanimously elected Thomas B. Hagen as Chairman of the Board.

Key points for the second quarter 2007:

•	Net income was $70.5 million for the second quarter of 2007, a 25.3 percent increase from $56.3 million for the same period in 2006. Net income per share-diluted increased to $1.11 per share, compared to $0.86 per share in the comparable quarter in 2006.

•	Net operating income per share (excluding net realized gains or losses on investments and related taxes) increased by 25.6 percent to $1.09 per share in the second quarter of 2007, from $0.87 per share, for the same period one year ago.

•	Management fee revenue increased 2.1 percent to $256.5 million, from $251.1 million for the same period one year ago. Gross margins from management operations decreased to 21.4% in the second quarter of 2007 from 22.0% in the second quarter of 2006.

•	Direct written premiums increased in the second quarter of 2007.

•	Substantial improvement in the second quarter 2007 from insurance underwriting operations.

•	Net revenue from investment operations increased to $37.8 million, or 28.3 percent, from $29.5 million for the second quarters of 2007 and 2006, respectively.

•	The 2007 annualized effective tax rate of 32.7 percent was benefited by the settlement of IRS examinations on the years 2001 and 2002 totaling $1.0 million and a reduction to the interest expense on uncertain tax positions of $0.5 million.

“Due to personal reasons, I have decided to leave Erie Indemnity,” said Mr. Ludrof. “I have enjoyed a long and successful career at this company, but after considering the recent passing of Bill Hirt, as well as the excellent financial and operational shape of the Company, I think that this is the ideal moment – for myself, my family and for the company – to move on to something new. I am confident that, from a business perspective, the timing of my decision could not be better.

Mr. Ludrof continued, “It is evident from our second quarter results that the Company is in outstanding financial shape. At $4.6 billion the policyholder surplus in Erie Insurance Exchange is the highest it has ever been. As the soft market persists, we continue to take a long-term view of our business, managing in a steady, consistent manner. This discipline has produced positive second quarter results for Erie Indemnity Company within every segment of the business including increased direct written premiums. With a seamless transition to John Brinling as the interim president and CEO, I have no doubt that the Company will continue to perform well.”

“On behalf of the Company and the board, I would like to thank Jeff for his many years of service to Erie Indemnity Company and Erie Insurance Group,” said Mr. Hagen. “We recognize that he is doing what he needs to do personally, and wish him the best in the future. We also want to thank John for agreeing to return to the Company and fill this position on an interim basis while we begin the process of finding a full-time president & CEO.”

Biographical information on Mr. Hagen, Mr. Brinling and Mr. Ludrof follows the financial information in this release.

Key drivers of Second Quarter 2007 Results

	(Unaudited)			(Unaudited)
	Three months ended June 30,			Six months ended June 30,
(dollars in thousands)	2007	2006	Change	2007	2006	Change
Management Operations:
Management fee revenues	$256,462	$251,104	2.1%	$485,106	$484,039	0.2%
P&C Group* direct written premium (DWP)	$1,028,247	$1,019,005	0.9%	$1,946,425	$1,961,773	(0.8)%
Drivers of P&C Group* DWP
Policies in force — year-over-year				3,848,180	3,781,558	66,622
Policy retention — year-over-year				89.9%	89.0%	0.9 pts
Avg premium per policy — year-over-year				$984	$1,026	$(42)
Insurance Underwriting Operations:
GAAP combined ratio	84.8	99.4	(14.6)pts	87.0	92.9	(5.9)pts
Prior accident year reserve development – (redundancy) deficiency**	(4.3)	0.3	(4.6)pts	(7.4)	(3.9)	(3.5)pts
Catastrophe loss ratio	2.2	9.2	(7.0)pts	1.3	4.9	(3.6)pts
Investment Operations:
Equity in earnings of limited partnerships	$20,180	$14,058	43.5%	$32,698	$18,200	79.7%

* P&C Group = Property and Casualty Group
** Excludes salvage and subrogation recoveries

Details of Second Quarter 2007 Results — Segment Basis:

Management operations

Management fee revenue increased 2.1 percent for the quarter ended June 30, 2007, benefiting from 0.9% growth in the direct written premiums of the Property and Casualty Group and the management fee rate being set at its maximum level of 25% for 2007 up from 24.75% in 2006. This higher management fee rate in 2007 increased management fee revenue by $4.9 million, or $0.05 per share-diluted for the six months ended June 30, 2007.

Growth in policies in force is the result of the Company’s expansion of its independent agency force through appointments and other marketing initiatives as well as improved policyholder retention. Through the first half of 2007 the Company appointed 129 new agencies, bringing our total agencies to 1,891 at June 30, 2007. The Company expects to meet its goal of 200 new agency appointments during 2007. In 2006, the Company appointed 139 new agencies.

Due to continued soft market conditions, the Property and Casualty Group has been implementing rate reductions to be more price competitive, which resulted in a $56 million decrease in written premiums in the first half of 2007. An additional $31 million in rate reductions are forecast for the remainder of the year. The most significant rate reductions have been in the Group’s largest line of business, private passenger auto.

The cost of management operations increased 3.2 percent to $207.4 million in the second quarter of 2007, from $201.0 million for the same period in 2006. Commission costs, the largest component of the cost of management operations, increased 2.7 percent to $148.9 million from $145.0 million in the second quarter 2006. Normal commissions increased 0.9 percent, or $1.1 million, in line with the Property and Casualty growth in premium, while estimates for agent bonuses and promotional incentives increased $2.2 million in the second quarter of 2007.

Second quarter costs of management operations, excluding commissions, increased 4.5 percent to $58.5 million in 2007 from $56.0 million in 2006. Personnel costs increased by 4.6 percent in the second quarter of 2007, due to (1) an increase in salary expense from increases in the average pay rates offset by lower staffing levels and (2) an increase of less than 1% in employee benefits costs as the second quarter of 2007 was favorably impacted by a reduction in pension costs due to an increase in the discount rate, while the second quarter of 2006 included the recognition of a one-time full curtailment benefit related to the termination of the retiree health benefit plan.

Insurance underwriting operations

The Company’s insurance underwriting operations generated gains of $7.9 million and $0.3 million in the second quarters of 2007 and 2006, respectively. The GAAP combined ratio of the Company was 84.8 in the second quarter of 2007 compared to 99.4 in the second quarter of 2006, and Property and Casualty Group’s adjusted statutory combined ratio was 77.7 and 92.3 in the second quarter of 2007 and 2006, respectively.

•	Earned premiums declined $1.7 million for the second quarter of 2007 reflecting the trend of rate decreases.

•	Development of prior accident year loss reserves, excluding salvage and subrogation recoveries, continued to be favorable in the second quarter 2007.

•	The second quarter of 2007 included tornados and flooding in Ohio, North Carolina and Virginia, while 2006 included hail storms in Indiana. Catastrophe losses incurred for the first half of 2007 and 2006 were $1.4 million and $5.3 million, respectively.

The majority of this positive development in the second quarter of 2007 resulted from favorable developments of reserves on prior accident quarters for automobile bodily injury and uninsured/underinsured motorist bodily injury. Improvements in accident quarter loss ratios in these lines were a result of improved frequency and severity trends. In the second quarter of 2006, there was a strengthening of pre-1986 automobile catastrophic liability injury reserves based on a claim by claim review, which increased our share of the reserves by $1.4 million. The strengthening of certain other catastrophic injury reserves was due to increasing pharmaceutical costs and a deterioration in the health of the claimants.

Investment operations

Net revenue from investment operations increased 28.3 percent in the second quarter of 2007 to $37.8 million compared to $29.5 million in the second quarter of 2006.

Equity in earnings of limited partnerships contributed significantly to the improved investment performance, increasing by $6.1 million in the second quarter of 2007. Optimal market conditions resulted in a higher return on capital on mezzanine debt and private equity partnership investments by some of our more seasoned limited partnerships and realized gains on sales of commercial properties owned by our real estate limited partnerships.

Net realized gains on investments were $2.2 million in the second quarter of 2007 compared to losses of $0.6 million in 2006. Included in net realized gains on investments are impairment charges of $2.0 million and $1.3 million during the second quarters of 2007 and 2006, respectively. Impairment charges recorded on fixed maturity and equity securities during the first six months of 2007 and 2006 were $2.6 million and $3.4 million, respectively.

As part of our capital management strategy, the Company repurchased 313,110 shares of our Class A common stock at a cost of $16.7 million during the second quarter of 2007, or $53.26 per share. In the first half of 2007, 595,649 shares were repurchased at a cost of $31.7 million. The Company had approximately $98 million in outstanding repurchase authority under this program at June 30, 2007 that expires in December 2009.

Biographical Data on Hagen, Brinling and Ludrof

Mr. Hagen is currently chairman/owner of Custom Group Industries located in Erie, Pa., and has served in that capacity for more than five years. He is also the general partner of the Hagen Family Limited Partnership, which is a record owner of 17.5 percent of the Company’s Class A nonvoting common stock. Mr. Hagen was elected to the Erie Indemnity Company Board of Directors in April, 2007. He previously served as a member of the Board of Directors of the Company for 19 years until 1998 and as the chief executive officer of the Company from Nov. 1990 through Sept. 1993. Mr. Hagen served as Pennsylvania’s Secretary of Commerce in the administration of former Governor Tom Ridge. In addition to serving on the Board of Directors of Erie Indemnity Company Mr. Hagen also serves on the boards of Bliley Technologies, Inc., Erie, Pa. and the Pennsylvania Housing Finance Agency (PHFA), Harrisburg, Pa. He is also a member of the Board of Directors and first vice chairman of the Pennsylvania Chamber of Business and Industry.

Mr. Brinling joined Erie Insurance in 1968 as an adjuster in the Pittsburgh Branch Office. He was promoted to district sales manager in Pittsburgh in 1972 and two years later became the branch sales manager for the Columbus Branch. In 1980, he was promoted to vice president and manager of the Marketing Department in the Home Office and in 1984 to senior vice president and division officer of Erie Family Life Insurance Company. Mr. Brinling was appointed executive vice president of Erie Family Life in 1990 and remained in that capacity until his retirement in January, 2007. Mr. Brinling earned the Chartered Property Casualty Underwriter (CPCU) designation in 1979 and a master’s degree in business administration from Penn State University in 1990. He is a member of the Society of the CPCU and the National Association of Insurance and Financial Advisors (NAIFA). Mr. Brinling currently serves on the board of directors of the Disaster Medical Assistance Team (DMAT) PA-3 and is vice chairman of the board of trustees of St. Vincent Health Center. He serves on the board of directors of the Erie County United Way and is on the board of visitors at Penn State-Behrend.

Mr. Ludrof joined The ERIE in 1981 as a claims adjuster in the Allentown/Bethlehem Branch and has held several leadership positions in both corporate and field insurance operations. He became a district sales manager in 1985, and remained with the Allentown/Bethlehem Branch until 1989 when he was promoted to assistant vice president of the Western Mid-Atlantic Region. He was promoted to senior vice president and division officer of Corporate Claims in 1994. In 1999 he was promoted to executive vice president of Insurance Operations, a position he held for nearly three years until being named President and CEO in May 2002. Mr. Ludrof is a member in the Society of Chartered Property Casualty Underwriters and the Society of Certified Insurance Counselors. Mr. Ludrof also serves on several industry and community boards. He serves on the Board of Governors for the National Association of Independent Insurers. Mr. Ludrof serves on the board of the Insurance Institute for Highway Safety and is a board member and current President of the Erie Regional Chamber and Growth Partnership.

***

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 463 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company’s other business activities during 2007 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “contemplate,” “estimate,” “project,” “predict,” “potential” and similar expressions. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.